Exhibit 14.6

Deloitte Touche Tohmatsu
Av. Pres. Wilson, 231
22° e 25° andares
20030-905 - Rio de Janeiro - RJ
Brasil

Tel: +55 (21) 3981-0500
Fax: +55 (21) 3981-0600
www.deloitte.com.br
CONSENT OF INDEPENDENT ACCOUNTANTS
To the Board of Directors of
Companhia Vale do Rio Doce S.A.
We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (File Nos. 333-110867; 333-110867-01) of CVRD and Vale Overseas of our report dated January 15th, 2004 on the financial statements of Companhia Italo-Brasileira de Pelotizaçâo — ITABRASCO, which appears in the Annual Report on Form 20-F of CVRD and Vale Overseas for the year ended December 31st, 2005.
/s/ Deloitte Touche Tohmatsu

DELOITTE TOUCHE TOHMATSU
May 25, 2006